Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-120037 of Cabela’s Incorporated on Form S-1 of our report dated March 23, 2004, (May 25, 2004 as to Note 20, June 3, 2004 as to Note 21 and June 18, 2004 as to Note 22) (which expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement of the consolidated statements of cash flows) appearing in the Prospectus, which is a part of such Registration Statement, and of our report dated March 23, 2004, relating to the financial statement schedule appearing elsewhere in this Registration Statement and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

DELOITTE & TOUCHE LLP

Omaha, Nebraska

November 3, 2004